CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THE HELVETIA FUND, INC.

(Pursuant to Section 242 of the
General Corporation Law of the
State of Delaware)

                     THE HELVETIA FUND, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the board of directors by a unanimous vote at a regular meeting of the board held on February 18, 1988, adopted the following resolution to amend the Corporation’s Certificate, declared the advisability of such amendment by the Corporation’s shareholders, and directed that such amendment to the Corporation’s Certificate of Incorporation be considered at the next annual meeting of stockholders:

“RESOLVED, that the Secretary of the Fund be, and he hereby is, directed to call the next annual stockholders meeting of the Fund to be held on May 10, 1988, in accordance with the Certificate of Incorporation and By-Laws of the Fund, for the following purposes: ...(iv) to consider and act upon a proposal to amend the Fund’s Certificate of Incorporation to limit certain liabilities of the Directors; ...”

SECOND:  The notice of the next annual meeting was sent to all stockholders pursuant to Section 222 of the General Corporation Law of the State of Delaware and the annual meeting was duly held on May 10, 1988. The proxy statement asked the stockholders to consider, among other items, pursuant to the foregoing board resolution, the adoption of the following amendment to the Corporation’s Certificate of Incorporation adding Article Twelfth which appears in its entirety below:

“ARTICLE TWELFTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware General Corporation Law or the Investment Company Act of 1940 as currently in effect or as the same may hereafter be amended.

No amendment, modification or repeal of this Article Twelfth shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.”

THIRD: That the foregoing amendment was duly adopted by a majority vote of the Corporation’s stockholders entitled to vote thereon and comprising a quorum at the annual meeting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Donald M. Wilkinson Jr., its president and attested by Paul R. Brenner, its secretary, this 17th day of May, 1988.

THE HELVETIA FUND, INC. By: /s/ Donald M. Wilkinson, Jr. Name: Donald M. Wilkinson, Jr. Title: President

ATTEST:

By:  /s/ Paul R. Brenner
Name:  Paul R. Brenner
Title:  Secretary